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                                                                  EXHIBIT 10.12


                                [ISS Letterhead]




December 10, 1999


Mr. Mark Hangen
24432 Pressonville Road
Wellsville, KS  66092

Dear Mark:

I am pleased to make this offer for you to join our team at Internet Security Systems. As Chief Operations Officer, your total compensation package will be $450,000 annually at plan. The annual compensation will consist of a base salary of $300,000 annually ($12,500 paid semi-monthly salary) plus a bonus paid quarterly at plan in the amount of $20,000. The actual bonus paid will be a function of company performance and individual objectives, as defined in the attached performance compensation plan. In addition, you will be eligible for a $70,000 annual bonus based solely upon ISS achievements of its 2000 sales and performance objectives. Additionally, you will be granted an option to purchase 300,000 shares of ISS Common Stock, contingent upon the approval by the ISS Board of Directors, at an exercise price equal to the closing price of ISS common stock at the date of the grant by the Board of Directors at or after your date of employment. These options will have our standard four-year annual vesting schedule. In addition, you will be granted an additional 100,000 shares of ISS common stock at the same time which vests according to the attached schedule. These options shall be subject to all of the terms and conditions set forth in ISS' Amended and Restated 1995 Stock Option Plan.

Additionally, if ISS terminates your employment without cause, ISS will accelerate the vesting of your 300,000 share grant of options to the same extent as if you had remained employed by ISS for one (1) year following the date of the termination. ISS will not accelerate vesting if your resign from your employment with ISS or if your employment with ISS is terminated for Cause. As used herein, "Cause" means a termination based on (i) your conviction of a felony or any other offense evidencing fraud or moral turpitude, (ii) your failure or refusal to follow the lawful and proper directives of the Company which is not corrected within seven (7) days after your receipt of written notice identifying such failure or refusal, (iii) your willful malfeasance or gross misconduct which discredits or damages the Company, (iv) any breach of your obligations to maintain the confidentiality of ISS' confidential any proprietary information and trade secrets, or (v) your chronic absence from work.


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Your job responsibilities shall be as outlined in the attached job position responsibilities. ISS agrees to provide for your health benefits in accordance with the current ISS Benefits plan. ISS will provide for three weeks of paid vacation/sick leave during your first year of employment as defined in company benefits program. In addition, you will be eligible to participate in the ISS 401 K program, the ISS Employee Stock Purchase Program (ESPP), and the ISS Flexible Benefits Program (FLEX).

As I explained to you, this offer of employment is conditional upon the following:

1) Your execution of the standard form ISS intellectual property Agreement which obligates you to protect ISS proprietary and confidential information and in addition, obligates you to refrain from using any confidential information from previous employers.

2) Your providing proof of personal identity and employability. In connection with this contingency, please complete the top of the enclosed I-9 form. Bring this I-9 form, and substantiating documents as outlined on the form to provide personal identity and employment eligibility, to my office on your first day of work.

3) ISS satisfactory review of personal and professional references and satisfactory results of the ISS background investigation that will require your completion of an application and authorization form allowing such investigation. This process is, by our policy, a condition of employment by ISS. This process can be coordinated through our Director of Human Resources, Terri Jones.

ISS is an at-will employer, which means that employment with ISS is for no specific period of time and either your or ISS are free to terminate your employment relationship at any time for any reason, with or without cause. This is the full and complete agreement between us on this term and supercedes any prior representations or agreements, whether oral or written. Although your job duties, title, compensation and benefits, as well as ISS personnel policies and procedures, may change form time-to-time, the "at-will" nature of your employment may only be changed in a document signed by you and the President or the Vice President of Finance and Administration of the Company.

Based upon your acceptance of this offer, we would like for you to join us on or before December 20, 1999.


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Mark, I look forward to having you join the ISS team and to building a dynamic, successful enterprise with you. Please do not hesitate to contact me at (w) 678-443-6450 or (h) 770-541-0021 to discuss this offer or any additional questions or concerns. Again, I am excited to extend this offer of employment and look forward to working with you.


                                         Sincerely,

                                         /s/ Thomas E. Noonan

                                         Thomas E. Noonan
                                         President and CEO


Accepted:


/s/ Mark Hangen
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Mark Hangen

12/14/00
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Date